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                                                                    EXHIBIT 10.1



                    RELIANCE STANDARD LIFE INSURANCE COMPANY

                      1997 SENIOR MANAGEMENT INCENTIVE PLAN

                           FOR THE TWELVE MONTH PERIOD
                    JANUARY 1, 1997 THROUGH DECEMBER 31, 1997
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I        OBJECTIVE

         To promote profitable growth of Reliance Standard Life Insurance Company ("RSL") by providing a financial incentive plan that will compensate its eligible employees for the achievement of results recommended by the Corporate Compensation Committee (the "Committee") of the Board of Directors of Reliance Standard Life Insurance Company (the "Board") and ratified by the Board. Thus, RSL will attract and retain employees of the highest caliber who will demonstrate outstanding performance and will assist in the achievement of overall objectives.

II       ADMINISTRATION

         The Reliance Standard Life Senior Management Incentive Plan (the "Plan") will be supervised by the Committee.

         The Committee shall have the authority to recommend procedures for the administration of the Plan to the Board for approval and to take any and all action necessary to implement such procedures. Any references in this document to the Board shall include any committee designated by the Board from time to time to exercise authority with respect to the Plan, including the Executive Committee of the Board.

III      INCENTIVE PARTICIPATION

         Eligibility to participate in the Plan is restricted to the positions outlined in Exhibit B. The approved percentages relate to the employees' December 31, 1996 base salary. Changes in incentive rates or participants shall be approved by the Committee and the Board.

         Each participant will be notified of his or her participation in the Plan, either in terms of the applicable percentage participation or dollar amount, if the specified results are achieved.

IV       METHOD

         Targets for Operating Results and Personal Objectives, as well as participants and payout schedules, must be submitted to the Committee and approved by the Board. The bonus paid is allocated to the achievement of the established objectives as outlined in Exhibit C (Method of Computation) and is subject to the Management Pool available as outlined in Exhibit A (Management Pool).

V        DISTRIBUTION

         Up to 70% of the estimated bonus amount may be distributed prior to year-end. The final payment shall not be distributed until the amounts are determined and verified. Any estimated payments shall be deducted from the final distribution which shall be made to eligible participants no later than 60 days following the last day of the year for the performance achieved for the previous year.


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VI       PAYMENT OF INCENTIVE AND GENERAL GUIDELINES

         No employee shall participate in more than one Incentive Compensation Plan, except as required by transfer within a given year.

         Except as provided below, an employee must be employed by RSL at the close of the year in order to participate in and receive compensation under the Plan. If employment is terminated during the year on account of death, disability, or retirement, he or she may participate proportionately for the part of the year he or she was employed prior to termination. If employment is terminated during the year for the convenience of RSL, but not for cause or by resignation, he or she will participate to the extent (if any) deemed appropriate by the President of RSL, at his sole discretion. If an employee is terminated for cause after the close of the year but prior to the date for actual payment of compensation under this Plan no such compensation will be paid.

         If an employee terminates employment (other than on account of death, disability, or retirement) after the close of the year but prior to the date for actual payment of compensation under this Plan, the President of RSL, will unilaterally determine, at his sole discretion, whether and to what extent (if any), under the circumstances, payment of incentive compensation to the former employee under the terms of the Plan would be appropriate.

         Participants hired or promoted during the year to a participating position will become a participant on the first day of the month following permanent assignment to a participating position after having been approved by the Committee and the Board of Directors.

         This Plan does not constitute a contract between RSL and the participants, and no participant shall have any legal rights by reason of the existence of this Plan. It may be changed, modified, amended or terminated at any time by the Committee or the Board of Directors.

         No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void; and, if any participant hereunder should become bankrupt or attempt to participate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, at the discretion of the Committee or the Board of Directors, cease and terminate. RSL may offset any claim it has against the participant against any amount to which a participant may otherwise be entitled to hereunder, but rights hereunder shall not otherwise be subject to debts or liabilities of the participant.



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VII      RESPONSIBILITY

         The Committee is responsible for establishing appropriate rationale, strategy and targets within the organizational structure for approval by the Board of Directors.

         If the agreed upon operating strategy for RSL is changed during the year, objectives and strategies in the Plan may be changed accordingly, with approval of the Committee or the Board of Directors.

         RSL is responsible for providing full financial data to establish appropriate rates to compute results, obtaining approval of the Plan, and for coordination of the total program.



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                                    EXHIBIT A

                                 MANAGEMENT POOL


I.       THE POOL

         A pool will be established for the purpose of paying incentive compensation to senior officers. The pool will be based on a percentage (1.15%) of the excess by which Delphi's pre-tax, pre-dividend income, per the Elements of Profit, exceeds 10% of beginning equity (before application of FAS 115).

         The total pool amount available will be the maximum amount which could be paid to participants in this plan and will be based on the following formula:

         - Minimum pre-tax pre-dividend earnings for Delphi (excluding compensation expense related to the long-term performance based incentive plan), which must be achieved before any incentive compensation will be paid, will be 10% of beginning equity without regard for FAS 115 adjustments.

                           Beginning equity (1-1-97)                 $   366,965
                           FAS 115 adjustment                             17,949
                                                                     -----------
                                                                         384,914
                                                                     -----------
                           Times 10% (minimum earnings)              $    38,491
                                                                     ===========

         - This amount of $38,491 will be subtracted from the actual pre-tax pre-dividend earnings of Delphi Financial Group as per Form 10-K, and the result multiplied by the pool (multiplier) percentage of 1.15%.

         - For example, if the actual pre-tax pre-dividend earnings, exactly matched budget of $98,948, the pool amount would be $695 as follows:

                           Pre-tax pre-dividend earnings            $    98,948
                           Minimum earnings                              38,491
                                                                    -----------
                           Pool                                          60,457
                           (Multiplier) percentage                  x      1.15%
                                                                    -----------

                           Pool available                           $       695
                                                                    ===========

         If actual earnings deviate by 10% from plan earnings, either over or under, the pool (multiplier) percentage is adjusted.


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                                    EXHIBIT A

                          MANAGEMENT POOL - (Continued)


         - If actual pre-tax pre-dividend earnings for Delphi exceed budgeted pre-tax pre-dividend earnings ($98,948) by 10% or more, the multiplier of 1.15% will be increased to 1.80%. Therefore, pre-tax earnings must be at least $108,843 in order to achieve a multiplier of 1.80%.

         - Also, if actual pre-tax pre-dividend earnings for Delphi are less than budgeted pre-tax pre-dividend earnings ($98,948) by 10% or more, the multiplier will be reduced to 0.75%. Therefore, if pre-tax pre-dividend earnings decrease to $89,053 or less, the multiplier will decrease to 0.75%



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                                    EXHIBIT B

                         SENIOR MANAGEMENT PARTICIPANTS



                                                                           BONUS
      NAME                         POSITION                           PERCENTAGE
      ----                         --------                           ----------

Charles P. O'Brien      President & Chief Executive Officer                  75%

Wayne M. Benseler       Vice President & Chief Actuary                       60%

Jane R. Dunlap          Vice President, Finance                              60%

Lawrence E. Daurelle    Vice President & Treasurer                           45%

Chad Coulter            Vice President, Secretary & General Counsel          40%

Kenneth R. Hamm         Vice President, Group Actuary                        40%





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                                    EXHIBIT C

                              METHOD OF COMPUTATION



Achievement of specific operating results for Delphi Financial Group, Inc., and subsidiaries, as described in Exhibit E, have been assigned percentages as shown on the chart in Exhibit D. The percentage of achievement is determined pro rata based on the actual achievement at year-end. These percentages are then aggregated and added to the percentage of achievement awarded to each participant for personal objectives, as described in Exhibit F. If results exactly equaled plan, these percentages would total 120%.

The actual sum of these percentages will be multiplied by the participation percentage (as shown on Exhibit B) and salary as of December 31, 1996 (as shown on Exhibit G) to determine the amount of incentive compensation.

Finally, the sum of all bonus amounts to be paid to the senior officers listed in Exhibit G will be compared to the pool amount in Exhibit A. Any excess over the pool amount will be eliminated pro rata.

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                                    EXHIBIT D

                   1997 INCENTIVE COMPENSATION PLAN OBJECTIVES




                           Life Companies                                    Asset
        Earnings Per          "Spread"                Group               Accumulation
           Share               Income               Production             Production              Expenses
           -----               ------               ----------             ----------              --------
   Objective               Objective              Objective              Objective              Objective
       ($)        %          ($000)     %          ($000)      %          ($000)      %          ($000)      %
       ---        -          ------     -          ------      -          ------      -          ------      -


       3.89     40.0         54,700    75.0         81,200    15.0        140,000    10.0         38,700     25.0

       3.57     32.5         50,200    60.0         75,600    12.5        120,000     7.5         39,700     20.0

       3.25     25.0         45,700    45.0         70,000    10.0        100,000     5.0         40,700     15.0

       2.93     17.5         41,200    30.0         64,400     7.5         80,000     2.5         41,700     10.0

       2.61     10.0         36,700    15.0         58,800     5.0         60,000     0.0         42,700      5.0



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                                    EXHIBIT E

                               OBJECTIVES DEFINED


1.    EARNINGS PER SHARE (Objective $3.25)

      A. Earnings per share (EPS) will be "Income from Continuing Operations After Dividends on Capital Securities, Excluding Realized Investment Gains (Losses)" divided by "weighted average shares outstanding" as reported on the Consolidated Statements of Income per Form 10-K for Delphi Financial Group, Inc.

      B. Compensation, if any, related to the long-term performance based incentive plan will be excluded from the calculation of "Earnings Per Share."

2.    LIFE INSURANCE COMPANIES OPERATING RESULTS (Objective $45,700)

      A. This objective will be "the spread" per the Elements of Profit on page two of the monthly financial package for the life insurance companies only. Change in DAC will be excluded to the extent that it is either accelerated or decelerated based on corporate investment results.

3.    GROUP PRODUCTION (Objective $70,000)

      A. All wholesale and retail production generated through the efforts of RSL and affiliates will be considered, including business written by Reliance Standard Life Insurance Company of Texas (RSL-T) and First Reliance Standard Life Insurance Company (FRSL).

      B. Retail Group Production is defined as total new annualized production for Group Life, Disability (LTD and Weekly Income), Dental, and Special Risk before deduction of reinsurance.

      C. Retail production will be determined using the Paid Annualized Premium Production Report from the internal financial package, with certain adjustments. Any policy that has an effective date of September 30, 1997 or prior and has not been approved by the Underwriting department will not be included in the 1997 incentive calculation.

      D. For the three-year Special risk policies which are fully paid at inception, the first year's annualized premium (before discount factor) will count as production.



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      E.      If a submitted policy does not remain in force for twelve months, production will be reduced in the year that the policy lapses. In the case of submitted production in 1996 not equaling paid production in 1997, adjustments will be made to the Annualized Paid Production Report in 1997. Likewise, should submitted production in 1997 not equal paid production in 1998, adjustments will be made to the Annualized Paid Production Report in 1998.

      F. Wholesale production (or alternative distribution) can include blocks of policies in any line of business listed in Section B (above). Reinsurance assumed will be included only if the contract provides for risk transfer and material economic value.

4.    ASSET ACCUMULATION PRODUCTION (Objective $100,000)

      A. Components of asset accumulation production will include FPA, GIC, SPDA, MVA, Group annuities and variable products.

      B. Blocks of annuity business acquired, regardless of the source, will be counted in determining actual asset accumulation production.

      C. Reinsurance assumed will be considered for purposes of determining achievement of this objective only if the contract provides for risk transfer and has material economic value.

4.    EXPENSES (Objective $40,700)

      A. The objective is defined as total general expenses on an accrual basis including investment expenses allocated to the investment function by RSL. The objective will be the statutory general expense as shown on the "Statutory Income Statements" report in the monthly financial package ($37,700) plus RSL expenses allocated to investment or corporate functions ($3,000) also shown on the same report.



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                                    EXHIBIT F

                               PERSONAL OBJECTIVES



Each senior officer has established personal goals and objectives to be achieved during 1997.

Achievement of these goals and objectives will be reviewed at year-end 1997 and a percentage (up to 20%) will be assigned based on results.

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